Exhibit 5.1

Pocket Counsel, Inc.

Luc Nguyen, Esq.

1192 Draper Pkwy., Suite 244

Draper, UT 84020

lnguyen@pocketcounsel.com

Ph: (801) 349-9274 – Fax: (888-820-6189)

June 26, 2011

Board of Directors

Blue Water Restaurant Group, Inc.

4021 McGinnis Fry Road, Ste. 1436

Suwanee, GA  30024

RE:

Registration Statement on Form S-1 for Blue Water Restaurant Group, Inc. a Nevada corporation (the "Company")

Dear Ladies and Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration of 25,000,000 newly issued shares for public sale of the Company's common stock, $0.01 par value, to be sold by the issuer and 1,300,000 shares  of the Company’s common stock, $0.01 par value, being offered for public sale by the issuer’s selling stockholder, Island Radio, Inc. (collectively, the “Shares”).

In connection therewith, I have examined and relied upon original, certified, conformed, Photostat or other copies of the following documents:

i.

The Certificate of Incorporation of the Company;

ii.

The Registration Statement and the Exhibits thereto; and

iii.

Such other records, documents, statutes and decisions as I have deemed relevant in rendering this opinion.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals or certified documents of all copies submitted to me as conformed, Photostat or other copies. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, corporate records and instruments furnished to me by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based on the foregoing, I am of the opinion that upon that the Shares, upon the effectiveness of the registration and when sold, will be validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Interests of Named Experts and Counsel" in the prospectus comprising part of the Registration Statement.

Sincerely yours,

Pocket Counsel, Inc.

/s/ Luc Nguyen________

Luc Nguyen, Esq.